Exhibit 99.1

Champion Announces 2003 Year End and Fourth Quarter Earnings

HUNTINGTON, W.Va., Jan. 7 /PRNewswire-FirstCall/ — Champion Industries, Inc. (Nasdaq: CHMP) today announced net income for the year and quarter ended October 31, 2003. The Company reported net income of $744,000 for the quarter ended October 31, 2003 compared with net income of $947,000 for the quarter ended October 31, 2002. The Company recorded net income for the year ended October 31, 2003 of $1,768,000 compared with net income of $2,208,000 for the year ended October 31, 2002. The reduction in income during the fourth quarter was due in part to costs associated with the relocation of the Company’s U.S. Tag facility to Huntington, WV and certain legal related expenditures incurred by the Company. Results for the Company’s fiscal year were impacted by the results of the fourth quarter and an overall increase in selling, general and administrative expenses.

Champion’s balance sheet, the cornerstone of the Company, continued to reflect a strong position with total interest bearing debt to equity at approximately 11.5 percent, book value per outstanding share of $4.39, cash of $2.2 million, working capital of $27.0 million and shareholders equity of $42.7 million. During the year the Company invested $5.1 million into the business for property, equipment and acquisitions and made $1.2 million in net debt payments.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “ Our last quarter reflected our strongest fourth quarter printing sales in the Company’s history and our second best overall fourth quarter sales total. The Company also saw increased gross profits as a percent of sales in the fourth quarter indicating better absorption and selling integrity. Although our sales and gross profits were improved in the fourth quarter our profits were impacted in this period by legal related costs and the U.S. Tag consolidation into our Huntington, WV facility. We anticipate further plant consolidations to be completed during the first half of 2004, which will reduce overhead related expenses heading into the second part of 2004. We continue to remain steadfast in our resolve to produce the highest quality products and provide the best service possible to our customer base with the underlying goal of building a strong Company for our shareholders, customers and employees. We continue to generate sufficient cash to pay dividends, reduce debt, purchase equipment and maintain strong working capital and cash positions. Our plan is in process and we believe the results of our actions will follow.”

The previously stated net income figures resulted in basic and diluted earnings per share of $0.08 for the quarter ended October 31, 2003 compared with $0.10 for the comparable quarter of 2002. The Company recorded net income per share on a basic and diluted basis of $0.18 per share for the year ended October 31, 2003 compared with net income per share of $0.23 for the year ended October 31, 2002.

The Company experienced a slight decrease in sales for the year. The printing segment of the business reflected a sales increase of $1.3 million or 1.4%, with the office products and office furniture segment showing an overall sales decrease of $2.0 million or 7.4% primarily due to lower furniture sales. Kirby J. Taylor, president and chief operating officer, indicated, “We are continuing to focus our efforts on SG&A reductions and are in the process of undertaking a comprehensive examination of our personnel utilization. The realignment of personnel coupled with anticipated savings on occupancy and facility related costs which are anticipated to be achieved by the second half of 2004 should position the Company to see enhanced results if fourth quarter sales activity is maintained into 2004. “

Mr. Reynolds concluded, “We continue to focus on building the Company for long term success and certainly have had to incur our share of external costs unrelated to our core business in addition to costs incurred to consolidate and improve operations. In 2003, we were able to identify some key “tuck in” acquisitions, we continued our attack on costs through a plant consolidation and we laid the framework for more cost savings in 2004. This was accomplished, in part, by our strategic purchase of a building in Baton Rouge where we will consolidate a large portion of our Louisiana operations. We continue to work on overall improvement and look forward to the challenges of 2004.”

As previously reported, the Company has filed an appeal with the Mississippi Supreme Court from a jury verdict rendered against the Company in a case brought against the Company in state court in Jackson, Mississippi. The case was referenced to the Mississippi Court of Appeals. As of January 7, 2004 the Mississippi Court of Appeals has not announced a decision in this case.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets and Champion Morgantown (West Virginia), The Merten Company (Ohio), Smith & Butterfield (Indiana and Kentucky), Bourque Printing, Upton Printing, Transdata Systems and Diez Business Machines (Louisiana), Dallas Printing (Mississippi), U.S. Tag (Maryland), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries Summary Financial Information (Unaudited)

	Three months ended October 31,		Year ended October 31,
	2003	2002	2003	2002

Printing	$26,767,000	$24,562,000	$ 96,537,000	$ 95,194,000
Office products & office furniture	6,869,000	7,015,000	25,646,000	27,690,000
Total revenues	33,636,000	31,577,000	$122,183,000	$122,884,000
Net income	$ 744,000	$ 947,000	$ 1,768,000	$ 2,208,000
Per share data:
Net income
Basic	$ 0.08	$ 0.10	$ 0.18	$ 0.23
Diluted	$ 0.08	$ 0.10	$ 0.18	$ 0.23
Weighted average
shares outstanding:
Basic	9,714,000	9,714,000	9,714,000	9,714,000
Diluted	9,810,000	9,716,000	9,761,000	9,726,000

As of October 31, (in millions)
	2003	2002
Current assets	$ 35.5	$ 37.3
Total assets	$ 58.5	$ 59.5
Current liabilities	$ 8.5	$ 11.1
Total liabilities	$ 15.8	$ 16.6
Shareholders’ equity	$ 42.7	$ 42.9

SOURCE Champion Industries, Inc.
-0- 01/07/2004
/CONTACT: Todd R. Fry, Chief Financial Officer of Champion Industries, Inc., +1-304-528-5492/
/Web site: http://www.champion-industries.com/
(CHMP)

CO:	Champion Industries, Inc.
ST:	West Virginia
IN:	OFP REA
SU:	ERN